EXHIBIT 10.14

AGREEMENT FOR CONSULTING SERVICES

     THIS AGREEMENT made and entered into this 30th day of June, 1999, by and between First Federal Savings Bank (hereafter the “Bank”) and Peter D. Griffith (hereafter the “Consultant”).

WITNESSETH:

     WHEREAS, it is the consensus of the Board of Directors that the Consultant’s services to the Bank in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Bank, and have brought it to its present status of operating efficiency and its present position; and,

     WHEREAS, the experience of the Consultant, his knowledge of the affairs of the Bank, his reputation and contacts in the industry are so valuable that assurance of his continued services is essential for the future growth and profitability, and it is in the best interest of the Bank to arrange terms of continued service for the Consultant so as to reasonably assure his remaining availability to the Bank as a Consultant after his retirement and,

     WHEREAS, the Consultant is willing to continue to provide his consulting services to the Bank provided the Bank agrees to pay to him in accordance with the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and convenience herein contained, it is agreed as follows:

ARTICLE I

1.1	It is mutually agreed that during the three (3) year period following his retirement from active service as an employee of the Bank, the Consultant shall, at the request of the Bank, be available at reasonable times and places as may be mutually agreed upon, to render services to the senior management of the Bank at its principal office in an advisory or consulting capacity.

1.2	For said services, the Bank shall pay the consultant the annual sum of forty-nine thousand five hundred and no/100ths dollars ($49,500.00).

1.3	The consultant will keep himself informed concerning the affairs of the Bank through reports, which the Bank will supply, and such other means as may be agreed upon. The Consultant shall not be required to travel from whatever place he may then be living or staying for the purposes of such consultation unless all expenses incurred by him shall be paid by the Bank.

1.4	In furnishing such consultative services, the Consultant shall not be an employee of the Bank, but shall act in the capacity of an independent contractor.

ARTICLE II

2.1	During the said three (3) year, following retirement, the Consultant shall not become the owner of, nor engage, directly or indirectly, in any business which is substantially similar to the business of the Bank, either as a partner, stockholder, officer, director, employee or otherwise, within an area of one hundred (100) miles from the Bank’s principal location, unless the Bank has first consented in writing thereto.

2.2	The payments provided for herein are conditioned upon the consultant fulfilling the foregoing requirements and, in the event the consultant shall at any time materially breach any of the foregoing requirements, the Board of Directors of the Bank may, by a Resolution, at any regular or special meeting, suspend or eliminate payment during the period of such breach. What constitutes a material breach shall be determined at the discretion of the Board of Directors.

ARTICLE III

3.1	The Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm, or person unless the same agrees to assume and discharge the obligations of the Bank under this Agreement.

3.2	The Agreement shall be binding upon and inure to the benefit of the Consultant and the Bank, and any successor organization which shall succeed to substantially all of its assets and business.

ARTICLE IV

     During the lifetime of the consultant, this Agreement may be amended or revoked at any time, in whole or in part, by mutual agreement of the Parties.

ARTICLE V

     Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Bank. The date of such mailing shall be deemed the date of notice. consent or demand.

ARTICLE VI

     This Agreement shall be governed by the laws of the United States of America. This agreement is solely between the Bank and the Consultant. This Agreement shall be binding upon the designated recipients, beneficiaries, heirs, executors and administrators of the Consultant and upon the successors and assigns of the Bank.

ATTEST:	FOR: FIRST FEDERAL SAVINGS BANK

/s/Angela Daniele	By: /s/Robert Breslow

Title: Senior Vice President

/s/Rita Fraino	/s/Peter D. Griffith

Witness	Peter D. Griffith

3